EXHIBIT 2.2

                             SECURED PROMISSORY NOTE
                          ("Hawesville Purchase Note")

Principal Amount
U.S. $40,000,000.00                                                April 1, 2003

            1. For value received, the undersigned, Century Aluminum Company, a Delaware corporation ("Maker"), with an address at 2511 Garden Road, Building A, Suite 200, Monterey, CA 93940, by this secured promissory note (the "Note") unconditionally promises to pay to Glencore Acquisition I LLC, a Delaware limited liability company, with an address c/o Glencore Ltd., Three Stamford Plaza, 301 Tresser Boulevard, Stamford, Connecticut 06901-3244 ("Payee"), on the earlier of (i) April 1, 2009, and (ii) the date on which Maker's obligations hereunder are declared to be immediately due and payable pursuant to paragraph 8(a) hereof (the "Maturity Date"), the principal amount of (a) Forty Million United States Dollars (US$40,000,000.00) or (b) such lesser amount as may be then outstanding hereunder (the "Principal Amount"), together with accrued and unpaid interest thereon. Maker shall pay interest on the Principal Amount at a rate equal to ten percent (10%) per annum. Any amounts owing and not paid when due hereunder shall accrue interest at a default rate of interest equal to the aforementioned rate, plus two percent (2%) (the "Default Rate"). All payments due hereunder shall be made in lawful money of the United States of America, in same-day funds.

            2. Interest shall be paid semi-annually on each six month anniversary of the date hereof (each such date, an "Interest Payment Date"). Interest shall be calculated on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or the Maturity Date falls on a day other than a Business Day, the payment required to be made thereon shall be made on the next succeeding Business Day. "Business Day" shall mean any day of the year on which banks are not required or authorized by law to close in New York, New York.

            3. Without prejudice to the obligation to pay the outstanding Principal Amount on the Maturity Date, principal payments shall be made under this Note as provided in this paragraph 3. Payee shall determine the average of the daily cash settlement aluminum closing prices quoted on the London Metals Exchange ("LME") for the six month period ending two (2) weeks prior to an Interest Payment Date. If such average is US$1400 per metric tonne or more, Maker shall make a principal payment on such Interest Payment Date equal to the amount set forth opposite such average price in the table below; provided, however, that such principal payments shall be applied to, and shall not exceed, the Principal Amount of this Note.

--------------------------------------------------------------------------------

                            LME
                          Average
                         Aluminum                                 Principal
                        Price (US$)                                Payment
                     per metric tonne                                US$
                     ----------------                                ---
--------------------------------------------------------------------------------
                      less than 1400                                  0
--------------------------------------------------------------------------------
     greater than or equal to 1400, but less than
                           1500                                   1,000,000
--------------------------------------------------------------------------------
     greater than or equal to 1500 but less than 1600             2,000,000
--------------------------------------------------------------------------------
                       1600 or more                               3,000,000
--------------------------------------------------------------------------------

            4. All payments made hereunder shall be recorded by Payee on the grid annexed hereto as Annex A. All notations thereon by Payee shall be conclusive and binding on the parties hereto, absent manifest error.

            5. This Note may be repaid at any time, in whole or in part, without penalty or premium.

            6. This Note is the Hawesville Purchase Note which, together with the Letter of Credit Reimbursement Note, is being issued as partial payment of the Purchase Price being paid by Maker to Payee under the Asset Purchase Agreement entered into by and among Maker, Hancock Aluminum LLC ("Buyer"), Payee and Glencore Ltd. ("Glencore"), dated as of April 1, 2003 (the "Asset Purchase Agreement"), and this Note, together with the Letter of Credit Reimbursement Note, shall be secured by (a) a first priority security interest in and to (i) the Fifth Potline Interest, (ii) the 20% Undivided Interest, (iii) the Membership Interest, (iv) the Additional Interest, (v) the Alumina Supply Interest and (vi) the GAC Easement, in each case as evidenced by (x) the Security Agreement by and between Buyer, Payee and Glencore of even date herewith and (y) in the case of the real property and improvements constituting a part of the Fifth Potline Interest, the 20% Undivided Interest and the GAC Easement, the Mortgage granted by Buyer in favor of Payee and Glencore of even date herewith, and (b) the Guaranty. The capitalized terms Hawesville Purchase Note, Letter of Credit Reimbursement Note, Purchase Price, Fifth Potline Interest, 20% Undivided Interest, Membership Interest, Additional Interest, Alumina Supply Interest, GAC Easement, Security Agreement, Guaranty and Mortgage as used in this Note have the meanings ascribed to them in the Asset Purchase Agreement.

            7. Each of the following events shall be an event of default hereunder (each, an "Event of Default"):

                  (a) Maker fails to pay (i) the Principal Amount or any portion thereof when due and payable hereunder, or (ii) any interest due and payable thereon within three (3) Business Days after an Interest Payment Date, or (iii) any other amount payable hereunder within five (5) Business Days after notice by Payee of non-payment; or

                  (b) Any breach by Maker of, Maker's default in compliance with, or Maker's failure to perform, any of the terms, conditions, representations, agreements or covenants arising under this Note, the Asset Purchase Agreement, or Buyer's breach of, or default in compliance with, or failure to perform, any of the terms, conditions, representations, agreements or covenants arising under the Mortgage or the Security Agreement, and such breach, default or failure shall not have been remedied within thirty (30) calendar days after the occurrence thereof; or

                  (c) An Event of Default (as such term is defined in the Letter of Credit Reimbursement Note) shall have occurred and be continuing under the Letter of Credit Reimbursement Note; or

                  (d) Any lien stated to be created by the Security Agreement or the Mortgage shall at any time not constitute a valid and perfected lien on the Collateral (as such term is defined in the Security Agreement) intended to be covered thereby, free and clear of all other liens and encumbrances (except to the extent that Payee shall have consented to the release of all or a portion of the Collateral under the Security Agreement and/or the Mortgage), or this Note, the Letter of Credit Reimbursement Note (unless cancelled in accordance with the terms of the Reimbursement Agreement (as such term is defined in the Letter of Credit Reimbursement


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

Note), the Security Agreement, the Mortgage or the Guaranty shall cease to be in full force and effect, or the enforceability thereof or hereof shall be contested by Maker or Buyer; or

                  (e) Maker fails to make any payment of principal or interest or premium, if any, on any indebtedness for borrowed money when due and beyond any period of grace, if any, provided with respect thereto, or fails to duly observe or perform or comply with any agreement with any person or entity or any term or condition of any instrument, if such failure, either individually or in the aggregate, shall have caused the acceleration of the payment of indebtedness for borrowed money with an aggregate face amount in excess of $10,000,000; or

                  (f) Maker (i) fails to pay its debts generally as such debts become due, or admits in writing its inability to pay its debts generally, or
(ii) makes a general assignment for the benefit of its creditors; or

                  (g) If any proceeding is commenced by or against Maker seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or

                  (h) One or more judgments which (in each case, to the extent not covered by insurance) exceed the aggregate amount of $10,000,000, shall be rendered against Maker and, within thirty (30) days after the entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or, within thirty (30) days after the expiration of any such stay, such judgment shall not have been discharged; or

                  (i) The taking by Maker of any corporate action to authorize any of the actions set forth above in paragraphs 7(f) or (g) above.

            8. (a) During the continuance of any Event of Default, Payee may, by notice to Maker declare the Principal Amount, all interest thereon and all other amounts and obligations payable under this Note to be immediately due and payable, whereupon the Principal Amount, all such interest and all such amounts and obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Maker; provided, however, that upon the occurrence of the Event of Default specified in paragraphs 7(f) or (g), the Principal Amount, all such interest and all such amounts and obligations shall automatically become and be immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Maker.

                  (b) In addition, during the continuation of any Event of Default and whether or not Payee has accelerated the Principal Amount, all interest thereon and all other amounts due hereunder, Payee may proceed to protect and enforce its rights by suit in equity, action at law or other proceeding, whether for specific performance of any covenant or agreement contained herein, in the Letter of Credit Reimbursement Note, the Mortgage, the


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

Security Agreement or in the Guaranty, or any instrument (including the Note or the Letter of Credit Reimbursement Note) pursuant to which the obligations to Maker are evidenced, including as permitted by applicable law, obtaining the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce payment thereof or any other legal or equitable right of Payee.

                  (c) No remedy conferred upon Payee is intended to be exclusive of any other and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder, under the Letter of Credit Reimbursement Note, the Security Agreement, the Mortgage or the Guaranty, now or hereafter existing at law or in equity or by statute or other provision of law.

                  (d) Following an Event of Default and during the continuance thereof, interest shall accrue at the Default Rate.

            9. Maker hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened precedent to the execution and delivery of this Note and to constitute this Note a valid obligation of Maker in accordance with its terms have been done, performed and have happened in compliance with all applicable laws.

            10. Except as provided herein, Maker hereby expressly waives any diligence, presentment, demand, protest or notice of any nature with respect to this Note.

            11. Maker agrees to pay, in United States dollars, costs of collection and reasonable attorneys' fees in case default occurs in the payment of any amount due under this Note.

            12. Waiver by Payee of any Event of Default or of a breach of any provision of this Note shall not constitute a waiver as to any other Event of Default or breach, or as to any future occurrence of the same Event of Default or breach.

            13. This Note shall not be assignable, except to an affiliate of Glencore.

            14. This Note shall be governed by, and construed in accordance with, the laws of New York.

                                     MAKER:
                                     Century Aluminum Company


                                     By:
                                         ---------------------------
                                     Name:
                                     Title:


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